EXHIBIT 11


HEALTHSOUTH Corporation and Subsidiaries
Computation of Income Per Share (Unaudited)
In Thousands, except for per share data

                                                                           Year Ended December 31,
                                                                1993                1994               1995
                                                           --------------     --------------      ---------
PRIMARY:

  Weighted average common shares outstanding                       75,480             78,039            85,902
  Net effect of diluted stock options                               4,004              8,422             8,344
                                                           --------------     --------------      ------------

      Total Common and Common Equivalent Shares                    79,484             86,461            94,246
                                                           ==============     ==============      ============

  Net income/(loss)                                        $       17,336     $       50,493      $     78,949
                                                           ==============     ==============      ============

  Net income/(loss) per common and
      common equivalent share                              $         0.22     $         0.58      $       0.84
                                                           ==============     ==============      ============


FULLY DILUTED:

  Weighted average common shares outstanding                       75,480             78,039            85,902
  Net effect of diluted stock options                               4,004              8,422             8,344
                                                           --------------     --------------      ------------
                                                                   79,484             86,461            94,246
  Assumed conversion of 5% Convertible
      Subordinated Debentures due 2001                               (1)               (2)               6,113
                                                           --------------     --------------      ------------

  Total Common and Common Equivalent Shares,
      Fully Diluted                                        $       79,484     $       86,461      $    100,359
                                                           ==============     ==============      ============

  Net income                                               $       17,336     $       50,493      $     78,949

  Elimination of interest and amortization on 5%
      Convertible Subordinated Debentures due 2001, less
      the related effect on the provision for income taxes           (1)                (1)              3,826
                                                           --------------     --------------      ------------

  Net income, fully diluted                                $       17,336     $       50,493      $     82,775
                                                           ==============     ==============      ============

  Net income per common and common equivalent share                  N/A      $         0.58      $       0.82
                                                           ==============     ==============      ============

(1) There were no other potentially dilutive securities outstanding for this period.
(2) The effect of the Convertible Subordinated Debentures was antidilutive in 1994.

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